EXHIBIT 5.1

May 8, 2026

Lightwave Logic, Inc.

369 Inverness Parkway, Suite 350

Englewood, Colorado 80112

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for Lightwave Logic, Inc. (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus included therein (the “Prospectus”), relating to the registration for resale of up to 402,500 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), by the selling stockholders named in the Prospectus (the “Selling Stockholders”). The Shares were issued to the Selling Stockholders upon the exercise on April 14, 2026, of warrants (the “Underwriter Warrants”) originally issued to American Capital Partners, LLC (and subsequently partially assigned to certain principals of Titan Partners Group LLC, a division of American Capital Partners, LLC (the “Underwriter”)) pursuant to that certain Underwriting Agreement dated December 15, 2025 (the “Underwriting Agreement”), between the Company and the Underwriter. Capitalized terms used in this letter which are not otherwise defined shall have the meanings given to such terms in the Prospectus.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus, the Underwriting Agreement, the Underwriter Warrants, the Company’s articles of incorporation, as amended, bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, including the written resolutions adopted by the Board of Directors on December 8, 2025 and December 12, 2025, and the Pricing Committee of the Board on December 15, 2025, and the Unanimous Written Consent of the Board of Directors dated May 4, 2026 (collectively, the “Board Consent”), and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, the due authorization, execution and delivery of the Underwriting Agreement and the Underwriter Warrants by all parties thereto other than the Company, and that the Underwriter Warrants were duly and validly exercised in accordance with their terms. We have not verified any of these assumptions.

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement to be filed with the SEC. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.